Exhibit 99.1

FOR IMMEDIATE RELEASE Fort Lauderdale, Florida, September 22, 2004 –The Stephan Company (AMEX: TSC) today announced that the Special Committee of its Board of Directors, which was formed for the purposes of reviewing alternatives for increasing shareholder value through a sale of the Company, has determined that no one appears interested in making an offer for the Company. Therefore, the Special Committee has concluded that its work is done. As previously announced, Eastchester Enterprises, Inc. (the management-controlled entity) has withdrawn its $4.60 per share “going private” offer.

Two other large shareholders of the Company, Richard L. Scott Investments, LLC, and Ancora Capital, Inc., had previously indicated an interest in obtaining or otherwise influencing control of the Company. Based on reports filed with the Securities and Exchange Commission, Richard L. Scott Investments, LLC, first became a shareholder of the Company on October 22, 2003. As previously disclosed, in June 2004 Scott indicated its intent to buy shares of the Company it did not already own for $5.00/share; however, this “offer” contained material conditions which Scott was not prepared to waive. No firm, unconditional offer was forthcoming.

Ancora first became a shareholder of the Company on July 19, 2004. Beginning in late August 2004 and continuing through the first week of September 2004, Ancora Capital, Inc. reduced its ownership position in the Company’s stock.

Since the announcement of the withdrawal of the Eastchester offer, representatives of the Special Committee separately contacted both of these shareholders in an attempt to determine whether either one intended to make an offer to purchase the remaining shares of the Company. Both Ancora and Scott expressed that they had no interest in making such an offer. Following these developments, the Special Committee was disbanded.

The Stephan Co. is primarily engaged in the manufacturing, selling and distribution of hair care and personal care grooming products on both wholesale and retail level.

This report contains certain statements, including statements regarding the conditions to the merger as well as the approval of the proposed transaction by various parties, that are “forward-looking statements” within the meaning of the Private Securities Reform Act of 1995 that represent the expectations or beliefs of Stephan concerning future results. Investors are cautioned that reliance on forward-looking statements involves risks and uncertainties, and although Stephan believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based upon those assumptions also could be incorrect. Factors that might affect such forward-looking statements include, among others, Stephan’s ability to come into compliance with AMEX’s continued listing requirements, which depend on many factors, overall economic and business conditions, the demand for our products, competitive factors in the industry, and regulatory approvals of the merger. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in The Stephan Co. filings with the Securities and Exchange Commission.

FOR MORE INFORMATION, CONTACT:

The Stephan Co.

1850 West McNab Road

Fort Lauderdale, Florida 33309

Attn: David A. Spiegel